COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
AND THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE
INDEX

EXHIBIT A:

                STANDARD
              & POOR'S 500              THE DREYFUS
 PERIOD      COMPOSITE STOCK       SOCIALLY RESPONSIBLE
              PRICE INDEX*           GROWTH FUND, INC.

10/7/93           10,000                  10,000
12/31/93          10,232                  10,735
12/31/94          10,366                  10,895
12/31/95          14,257                  14,661
12/31/96          17,528                  17,774
12/31/97          23,374                  22,827
12/31/98          30,059                  29,534
12/31/99          36,381                  38,418

*Source: Lipper Analytical Services, Inc.